Exhibit (a)(9)


                      [TYCO INTERNATIONAL LTD. LETTERHEAD]
                                     [LOGO]




FOR IMMEDIATE RELEASE                                  CONTACT:
                                                       David P. Brownell
                                                       Vice President
                                                       (603) 778-9700



                 TYCO INTERNATIONAL EXTENDS TENDER OFFER FOR THE
                       EARTH TECHNOLOGY CORPORATION (USA)


         Exeter, New Hampshire, January 12, 1996 -- Tyco International Ltd. (NYSE-TYC) announced today that it has extended the $8 per share cash tender offer for all the outstanding common shares of The Earth Technology Corporation
(USA) (OTC-ETCO) ("Earth Tech"), for one additional day, to midnight, New York City time, on Friday, January 12, 1996. The terms of the extended offer are identical to the terms of the original offer announced on December 11, 1995.

         As of midnight on Thursday, January 11, 1996, 7,985,844 shares of Earth Tech had been tendered pursuant to the offer.

         Tyco is a worldwide manufacturer with strong leadership positions in disposable medical products, packaging materials, flow control products, electrical and electronic components and is the world's largest manufacturer and installer of fire protection systems. The Company operates in more than 50 countries around the world and has revenues in excess of $4.5 billion.

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